Exhibit 99.1

Kewaunee Scientific Corporation Accelerates Growth in The Middle East & Africa Market

by establishing a Local Entity in Saudi Arabia

Exchange:	NASDAQ (KEQU)	Contact:	Thomas D. Hull III 704-871-3290

Statesville, N.C. – July 21, 2020 – Kewaunee Scientific Corporation (NASDAQ: KEQU), a recognized leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products since 1906, today announced it has received the necessary approvals to establish a Technical Service Organization within the Kingdom of Saudi Arabia. Kewaunee Scientific Saudia Co., established in Riyadh, will support Kewaunee’s continued focus on growing in the Middle East region and will enable Kewaunee access to the area’s diverse talent pool to support these efforts. This team will also support Kewaunee’s activity in North and Sub-Saharan Africa.

“We expect the Middle East and Africa to be growth markets for Kewaunee over the long term as investments continue to be made in these regions to modernize their respective economies. We have invested in building relationships with key customers in the Middle East over the past decade and have delivered some of the largest and most complex laboratory projects in the region,” said Thomas D. Hull III, President and Chief Executive Officer of Kewaunee Scientific Corporation.

“Having delivered many prestigious projects in the Middle East, our next logical step was to be closer to our customers so we can better serve them, bringing them Kewaunee’s full range of products and services. Thanks to our enhanced presence in Saudi Arabia, we expect to be more successful in building lasting, recurring relationships with our customers in the region. This regional presence will also help our team offer more tailored solutions for the market,” said B. Sathyamurthy, Vice President, International Operations, Kewaunee Scientific Corporation, Singapore and Managing Director - International Operations.

About Kewaunee Scientific Corporation

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin work surfaces and sinks.

The Company’s corporate headquarters are in Statesville, North Carolina, USA. Direct sales offices are in the United States, India and Singapore. Three manufacturing facilities are in Statesville serving the domestic and international markets, and one manufacturing facility is in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India.

Kewaunee Scientific’s website is at www.kewaunee.com. Kewaunee International Group website is at www.kewaunee.in.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842    ●    2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202    ●    FAX 704-873-1275